Exhibit 99.1

LOGIC DEVICES TRANSITIONS TO OTCQB MARKETPLACE

Sunnyvale, Calif. (March 9, 2011) – LOGIC Devices Incorporated (NASDAQ: LOGC) today announced that the Company’s securities will cease trading on The Nasdaq Capital Market and will begin trading on the OTCQB™ Marketplace effective with the open of business on March 10, 2011.

Operated by OTC Markets Group Inc., the OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission. The Company’s shares will continue to trade under the “LOGC” symbol on the computerized OTCQB system. Investors will be able to view Level II Real Time stock quotes for LOGIC at http://www.otcmarkets.com .

On December 30, 2010, LOGIC received a notification from The Nasdaq Stock Market that the Company did not meet the continued listing requirement of $2,500,000 of stockholders’ equity as disclosed in the Form 10-K filed for the fiscal year ended September 30, 2010. In addition, LOGIC did not meet the alternative listing requirements. LOGIC was given 45 calendar days to submit a plan to regain compliance, which it submitted on February 18, 2011. On March 1, 2011, LOGIC received notification from The Nasdaq Stock Market that it had denied its request for continued listing based on the submitted plan. LOGIC has decided not to appeal to a Nasdaq Hearings Panel.

Bill Volz, president of LOGIC, stated, “We expect our stock to continue to actively trade on the OTCQB and we will continue to operate and report as a public company. We will continue to strive for success through our recent new product introductions.”

About LOGIC Devices Incorporated

LOGIC Devices Incorporated, an ISO 9001:2008 registered company, is focused on developing high-performance, digital silicon and integrated product solutions for high-performance, power-sensitive applications. Our products meet or exceed the requirements for broadcast video, medical imaging, industrial-embedded computer, surveillance, and instrumentation, as well as telecommunications companies.  More information about LOGIC Devices and its products is available at www.logicdevices.com .

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are “forward-looking statements” involving risks and uncertainties, including, but not limited to, market acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity and supply constraints.  Please refer to the Management Discussion and Analysis of Financial Condition and Results of Operations for a discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report under Form 10-Q.